Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No’s. 333-81504 and 333-4430 on Form S-8 of our reports dated June 6, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for share-based payments to conform to Financial Accounting Standards Board Statement No. 123 (revised 2004), Share Based Payment), relating to the consolidated financial statements of OPNET Technologies, Inc. and management’s report on the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of OPNET Technologies, Inc. for the year ended March 31, 2007.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
June 6, 2007